Exhibit 99.1

The Shyft Group Reports Second Quarter Results

Novi, Mich., August 6, 2020 – The Shyft Group, Inc. (NASDAQ: SHYF) (“Shyft” or the “Company”), the North American leader in specialty vehicle manufacturing, assembly and upfit for the commercial, retail and service specialty vehicle markets, today reported operating results for the second quarter ending June 30, 2020.

As previously announced, the Company divested its Emergency Response (ER) business effective February 1, 2020. Accordingly, the financial results of ER have been classified as discontinued operations for all periods presented. Unless otherwise noted, financial results presented are based on continuing operations.

Sales for the three and six-month periods ending June 30, 2019, include $35.7 million and $68.4 million, respectively, of pass-through revenues from the one-time USPS truck body order (USPS order).

Second Quarter 2020 Highlights from Continuing Operations

For the second quarter of 2020 compared to the second quarter of 2019:

●

Sales of $124.0 million, a decrease of $55.7 million, or 31.0%, from $179.7 million. Sales decreased $20.0 million, or 13.9%, excluding the USPS order. Sales were negatively impacted by the COVID-19 pandemic, as production days were lost due to chassis and component shortages which resulted in manufacturing facilities having to be temporarily shut down or run at limited production levels.

●	Gross profit margin of 19.4% of sales, a 780 basis point improvement from 11.6% of sales, driven by product mix, improved material costs and actions taken to improve overall operating efficiency.

●

Income (loss) from continuing operations of ($1.1) million, or ($0.03) per share, compared to $4.5 million, or $0.14 per share. Income (loss) from continuing operations includes a pre-tax $4.8 million, or $0.10 per share, non-cash charge to write-off certain ERP assets as part of the Company’s initiative to streamline remaining IT systems and processes across the organization following the sale of the ER business.

●

Adjusted EBITDA of $9.4 million, or 7.5% of sales, a decrease of $0.4 million, or 4.2%, from $9.8 million, or 5.4% of sales. The USPS order reduced adjusted EBITDA as a percentage of sales by approximately 130 basis points in the prior year.

●	Adjusted net income of $4.6 million, or $0.13 per share, a decrease of $1.6 million, or 26.2%, from $6.2 million, or $0.18 per share.

●	Generated $5.4 million of cash from operating activities, providing $114.5 million of total liquidity

●	Consolidated backlog at June 30, 2020, totaled $337.5 million, up $61.5 million, or 22.2%, compared to $276.1 million at June 30, 2019, excluding the USPS order of $28.7 million.

●

The Company transitioned its corporate brand from Spartan Motors to The Shyft Group, signifying its forward momentum and pivot to focus on high volume, higher growth markets, following the divestiture of the ER business.

“Despite the significant impact on our operations during the second quarter from the effects of the COVID-19 pandemic and the supply chain recovery taking longer than anticipated, I am pleased in the performance of our team,” said Daryl Adams, President and Chief Executive Officer. “We were able to take the necessary measures to help ensure the safety and well-being of our employees, while implementing cost improvement actions to help mitigate the impact of chassis and key component shortages resulting from the pandemic. As a result, we delivered a strong first half with revenues increasing 6% and adjusted EBITDA improving 53%.”

The Shyft Group, Inc.

Fleet Vehicles and Services (FVS)

FVS segment sales were $97.2 million, a decrease of 31.1% from $141.1 million, due to chassis and component shortages. Sales decreased 7.8%, or $8.2 million, excluding the USPS order.

Adjusted EBITDA increased $5.8 million to $13.7 million, or 14.0% of sales, from $7.9 million, or 5.6% of sales, a year ago. The increase was primarily due to product mix, productivity, cost reduction actions and the USPS order.

The segment backlog at June 30, 2020, totaled $287.0 million, up 17.8%, compared to $243.7 million at June 30, 2019, excluding the USPS order. This increase reflects strong demand for delivery vehicles.

Specialty Vehicles (SV)

SV segment sales were $26.7 million, a decrease of 35.9% from $41.7 million due to lower luxury motor coach chassis sales and contract manufacturing, partially offset by the Royal Truck Body (Royal) acquisition completed in September 2019.

Adjusted EBITDA decreased $3.9 million to $1.2 million, or 4.6% of sales, from $5.1 million, or 12.2% of sales, a year ago. The decrease was primarily due to volume decline, partially offset by the Royal acquisition.

The segment backlog at June 30, 2020, totaled $50.5 million, up 55.9% compared to $32.4 million at June 30, 2019, due to the Royal acquisition and increased luxury motor coach chassis orders.

Liquidity Update

The Shyft Group’s access to capital remains strong at $114.5 million, consisting of $90.6 million of borrowing availability and $23.9 million of cash on hand at June 30, 2020. During the quarter, the Company paid down $16.0 million on its revolving credit facility, lowering its leverage ratio to below 1.0 times adjusted EBITDA and leaving the Company in a solid position to continue to pursue opportunistic growth initiatives.

While the Company began the quarter by temporarily suspending certain manufacturing operations, due to chassis and component shortages, management quickly recognized that the supply chain would take longer to ramp-up than anticipated, and the Company took mitigating actions to further align operations and spending across all business segments.

2020 Outlook

With noted improvement in production throughout the quarter, The Shyft Group is currently manufacturing in 95% of its facilities at full or modified production levels and has also observed improvement in OEM chassis and component supply in recent weeks. In light of its strong backlog position and the improving conditions in the short term, notwithstanding further pandemic related issues, the Company expects to deliver third quarter revenues in the range of $180.0 to $200.0 million, adjusted EBITDA of $20.0 to $23.0 million, and adjusted EPS of $0.36 to $0.42. Given the longer-term uncertainty, the Company is not in a position to reinstate full year 2020 guidance at this time. The Shyft Group expects to provide an updated outlook once it has sufficient clarity regarding the implications of COVID-19 on its business.

“We believe the worst is behind us and remain optimistic about the underlying strength of our end markets. Throughout the second quarter, we saw production and output ramp up significantly. Our current backlog position remains robust and we continue to see strong demand for our products, including additional vehicles to support ecommerce growth, as well as chassis for luxury motor coaches. We see growth in our end markets accelerating and remain confident in our ability to meet customer demand in the second half of 2020 and over the long term,” concluded Adams.

The Shyft Group, Inc.

Conference Call, Webcast, Investor Presentation and Investor Information

The Shyft Group will host a conference call for analysts and portfolio managers at 10 a.m. EDT today to discuss these results and current business trends. The conference call and webcast will be available via:

Webcast: www.TheShyftGroup.com/investor-relations/webcasts

Conference Call: 1-877-317-6789 (domestic) or 412-317-6789 (international); passcode: 10146214

For more information about The Shyft Group, please visit www.TheShyftGroup.com.

About The Shyft Group
The Shyft Group is the North American leader in specialty vehicle manufacturing, assembly, and upfit for the commercial, retail, and service specialty vehicle markets.  Our customers include first-to-last mile delivery companies across vocations; federal, state, and local government entities; the trades; and utility and infrastructure segments.  The Shyft Group is organized into two core business units: Shyft Fleet Vehicles and Services and Shyft Specialty Vehicles. Today, its family of brands includes Utilimaster, Royal Truck Body, Strobes-R-Us, Spartan RV Chassis, Builtmore Contract Manufacturing, and corresponding aftermarket provisions. The Shyft Group and its go-to-market brands are well known in their respective industries for quality, durability, and first-to-market innovation. The Company employs approximately 2,700 associates across campuses, and operates facilities in Michigan, Indiana, Pennsylvania, South Carolina, Florida, Missouri, California, Arizona, Texas, and Saltillo, Mexico. The Company reported sales from continuing operations of $757 million in 2019. Learn more about The Shyft Group at www.TheShyftGroup.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial projections, financial strength, future plans, objectives, and the performance of our products and operations. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. Furthermore, statements contained in this document relating to the global outbreak of the novel coronavirus disease (COVID-19), the impact of which remains inherently uncertain on our financial results, are forward-looking statements. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include future developments relating to the COVID-19 pandemic, including governmental responses, supply chain shortages, and potential labor issues; operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions including weaknesses resulting from the COVID-19 pandemic; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:

Juris Pagrabs Group Treasurer The Shyft Group (517) 997-3862

The Shyft Group, Inc.

The Shyft Group, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except par value)
(Unaudited)

	June 30,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$23,893	$19,349
Accounts receivable, less allowance of $168 and $228	68,375	58,874
Contract assets	14,368	10,898
Inventories, net	53,607	59,456
Other receivables - chassis pool agreements	2,699	8,162
Other current assets	11,176	5,344
Current assets held for sale	-	90,725
Total current assets	174,118	252,808

Property, plant and equipment, net	37,179	40,074
Right of use assets – operating leases	29,498	32,147
Goodwill	43,480	43,632
Intangible assets, net	52,462	54,061
Other assets	1,844	2,295
Net deferred tax asset	13,212	25,520
TOTAL ASSETS	$351,793	$450,537
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$50,383	$54,713
Accrued warranty	5,327	5,694
Accrued compensation and related taxes	11,933	15,841
Deposits from customers	550	2,640
Operating lease liability	5,388	5,162
Other current liabilities and accrued expenses	9,076	15,967
Short-term debt - chassis pool agreements	2,699	8,162
Current portion of long-term debt	220	177
Current liabilities held for sale	-	49,601
Total current liabilities	85,576	157,957

Other non-current liabilities	3,441	4,922
Long-term operating lease liability	24,542	27,241
Long-term debt, less current portion	58,571	88,670
Total liabilities	172,130	278,790
Shareholders' equity:
Preferred stock, no par value: 2,000 shares authorized (none issued)	-	-
Common stock, $0.01 par value; 80,000 shares authorized; 35,559 and 35,343 outstanding	355	353
Additional paid in capital	88,250	85,148
Retained earnings	91,439	86,764
Total The Shyft Group, Inc. shareholders' equity	180,044	172,265
Non-controlling interest	(381)	(518)
Total shareholders' equity	179,663	171,747
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$351,793	$450,537

The Shyft Group, Inc.

The Shyft Group, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Sales	$123,970	$179,673	$300,918	$351,879
Cost of products sold	99,965	158,814	240,612	310,300
Gross profit	24,005	20,859	60,306	41,579

Operating expenses:
Research and development	1,130	1,146	2,672	2,372
Selling, general and administrative	24,610	13,462	46,009	27,003
Total operating expenses	25,740	14,608	48,681	29,375

Operating income (loss)	(1,735)	6,251	11,625	12,204

Other income (expense):
Interest expense	(460)	(313)	(1,191)	(687)
Interest and other income	515	142	5	474
Total other income (expense)	55	(171)	(1,186)	(213)
Income (loss) from continuing operations before income taxes	(1,680)	6,080	10,439	11,991

Income tax expense (benefit)	(546)	1,536	(169)	2,612

Income (loss) from continuing operations	(1,134)	4,544	10,608	9,379

Loss from discontinued operations, net of income taxes	(157)	(1,255)	(4,021)	(4,553)

Net income (loss)	(1,291)	3,289	6,587	4,826

Less: net income (loss) attributable to non-controlling interest	70	(215)	137	(75)

Net income (loss) attributable to The Shyft Group, Inc.	$(1,361)	$3,504	$6,450	$4,901

Basic earnings (loss) per share
Continuing operations	$(0.03)	$0.14	$0.29	$0.27
Discontinued operations	$(0.01)	$(0.04)	$(0.11)	$(0.13)
Basic earnings (loss) per share	$(0.04)	$0.10	$0.18	$0.14

Diluted net earnings (loss) per share
Continuing operations	$(0.03)	$0.14	$0.29	$0.27
Discontinued operations	$(0.01)	$(0.04)	$(0.11)	$(0.13)
Diluted earnings (loss) per share	$(0.04)	$0.10	$0.18	$0.14

Basic weighted average common shares outstanding	35,512	35,349	35,456	35,308

Diluted weighted average common shares outstanding	35,512	35,368	35,693	35,312

The Shyft Group, Inc.

The Shyft Group, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(Unaudited)

Three Months Ended June 30, 2020 (in thousands of dollars)

	Business Segments
	Fleet Vehicles & Services	Specialty Vehicles	Other	Consolidated
Fleet vehicle sales	$90,762	$-	$-	$90,762
Motorhome chassis sales	-	14,048	-	14,048
Other specialty chassis and vehicles	-	10,929	-	10,929
Aftermarket parts and assemblies	6,476	1,755	-	8,231
Total Sales	$97,238	$26,732	$-	$123,970

Adjusted EBITDA	$13,652	$1,219	$(5,521)	$9,350

The Shyft Group, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(Unaudited)

Three Months Ended June 30, 2019 (in thousands of dollars)

	Business Segments
	Fleet Vehicles & Services	Specialty Vehicles	Other	Consolidated
Fleet vehicle sales	$111,230	$3,152	$(3,152)	$111,230
Motorhome chassis sales	-	28,653	-	28,653
Other specialty chassis and vehicles	-	7,315	-	7,315
Aftermarket parts and assemblies	29,872	2,603	-	32,475
Total Sales	$141,102	$41,723	$(3,152)	$179,673

Adjusted EBITDA	$7,920	$5,083	$(3,245)	$9,758

The Shyft Group, Inc.

Sales and Other Financial Information by Business Segment
(Unaudited)

Period End Backlog (amounts in thousands of dollars)

	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	Jun. 30, 2019
Fleet Vehicles and Services*	$286,955	$302,236	$305,876	$223,753	$272,399
Motorhome Chassis *	38,804	30,641	20,097	26,719	31,852
Other Vehicles	11,621	11,580	10,062	11,769	-
Aftermarket Parts and Accessories	115	198	575	1,459	565
Total Specialty Vehicles	50,540	42,419	30,734	39,947	32,417

Total Backlog	$337,495	$344,655	$336,610	$263,700	$304,816

* Anticipated time to fill backlog orders at June 30, 2020; five - seven months for Fleet Vehicles and Services; less than three months for Specialty Vehicles.

Reconciliation of Non-GAAP Financial Measures

This release contains adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), which is a non-GAAP financial measure. This non-GAAP measure is calculated by excluding items that we believe to be infrequent or not indicative of our continuing operating performance. We define adjusted EBITDA as income from continuing operations before interest, income taxes, depreciation and amortization, as adjusted to eliminate the impact of restructuring charges, acquisition related expenses and adjustments, non-cash stock-based compensation expenses, and other gains and losses not reflective of our ongoing operations. Adjusted EBITDA for all prior periods presented have been recast to conform to the current presentation.

We present the non-GAAP measure adjusted EBITDA because we consider it to be an important supplemental measure of our performance. The presentation of adjusted EBITDA enables investors to better understand our operations by removing items that we believe are not representative of our continuing operations and may distort our longer-term operating trends. We believe this measure to be useful to improve the comparability of our results from period to period and with our competitors, as well as to show ongoing results from operations distinct from items that are infrequent or not indicative of our continuing operating performance. We believe that presenting this non-GAAP measure is useful to investors because it permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate our historical performance. We believe that the presentation of this non-GAAP measure, when considered together with the corresponding GAAP financial measures and the reconciliations to that measure, provides investors with additional understanding of the factors and trends affecting our business than could be obtained in the absence of this disclosure.

Our management uses adjusted EBITDA to evaluate the performance of and allocate resources to our segments. Adjusted EBITDA is also used, along with other financial and non-financial measures, for purposes of determining annual and long-term incentive compensation for our management team.

The Shyft Group, Inc.

Financial Summary
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,
The Shyft Group, Inc.	2020	% of sales	2019	% of sales
Income (loss) from continuing operations	$(1,134)	(0.9%)	$4,544	2.5%
Net (income) loss attributable to non-controlling interest	(70)		215
Add (subtract):
Restructuring and other related charges	562		-
Acquisition related expenses and adjustments	179		420
Non-cash stock-based compensation expense	2,126		1,450
Loss from write-off of construction in process	2,430		-
Accelerated depreciation of property, plant and equipment	2,330		-
Tax effect of adjustments	(1,849)		(431)
Adjusted net income	$4,574	3.7%	$6,198	3.4%

Income (loss) from continuing operations	$(1,134)	(0.9%)	$4,544	2.5%
Net (income) loss attributable to non-controlling interest	(70)		215
Add (subtract):
Depreciation and amortization	5,343		1,280
Taxes on income	(546)		1,536
Interest expense	460		313
EBITDA	$4,053	3.3%	$7,888	4.4%

Add (subtract):
Restructuring and other related charges	562		-
Acquisition related expenses and adjustments	179		420
Non-cash stock-based compensation expense	2,126		1,450
Loss from write-off of construction in process	2,430		-
Adjusted EBITDA	$9,350	7.5%	$9,758	5.4%

Diluted net earnings per share	$(0.03)		$0.14
Add (subtract):
Restructuring and other related charges	0.02		-
Acquisition related expenses and adjustments	0.01		0.01
Non-cash stock-based compensation expense	0.06		0.04
Loss from write-off of construction in process	0.06		-
Accelerated depreciation of property, plant and equipment	0.06		-
Tax effect of adjustments	(0.05)		(0.01)
Adjusted diluted net earnings per share	$0.13		$0.18

The Shyft Group, Inc.

Financial Summary (Non-GAAP)
Consolidated
(In thousands, except per share data)
(Unaudited)

	Forecast
	Three Months Ended September 30, 2020
The Shyft Group, Inc.	Low	Mid	High
Income from continuing operations	$11,414	$12,568	$13,721
Add:
Depreciation and amortization	3,129	3,129	3,129
Interest expense	203	203	203
Taxes	3,427	3,773	4,120
EBITDA	$18,173	$19,673	$21,173
Add (subtract):
Non-cash stock-based compensation and other charges	1,827	1,827	1,827
Adjusted EBITDA	$20,000	$21,500	$23,000

Earnings per share	$0.32	$0.35	$0.38
Add:
Non-cash stock-based compensation and other charges	0.05	0.05	0.05
Less tax effect of adjustments	(0.01)	(0.01)	(0.01)
Adjusted earnings per share	$0.36	$0.39	$0.42

The Shyft Group, Inc.